Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into to be effective as of January 1, 2020 (the “Effective Date”), by and between MOTORSPORT GAMING US LLC, a Florida limited liability company (“Employer”), and DMITRY KOZKO, an individual residing in the State of Florida (“Executive”).

R E C I T A L S

WHEREAS, Employer and Executive desire to enter into this Agreement in order to set forth their full and complete understanding of the terms and conditions pursuant to which Executive will be employed by Employer.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, Employer and Executive, intending to be legally bound, hereby agree as follows.

A G R E E M E N T

1. Recitals. The recitals set forth above are true and correct and are incorporated herein by this reference.

2. Employment. Employer shall employ Executive as its Chief Executive Officer, reporting, prior to establishment of the Board (as hereinafter defined), to the Manager of Employer, and, after the establishment of the Board, to any future board of managers or directors, as applicable, of Employer (the “Board”), and Executive accepts such employment and shall devote all of his business time, efforts and skills to diligently performing the duties described herein for the benefit of Employer. If Employer forms a board of managers or directors, Executive will serve as a member of such board upon formation of such board. Upon termination of the Executive’s employment by Employer or Executive for any reason, the Executive shall resign from such board.

3. Term. The term of Executive’s employment hereunder shall commence on the Effective Date and shall terminate on December 31, 2024 (the “Term”). During the Term, this Agreement shall be subject to termination as hereafter specified. After the Term expires, it is contemplated that Executive will be employed as employee “at will.”

4. Authorities and Duties.

4.1 Service with Employer. During the Term, Executive agrees to perform the duties of Chief Executive Officer of Employer and such other duties and on such basis as shall be assigned to him from time to time by, prior to the establishment of the Board, the Manager of Employer and, after the establishment of the Board, the Board, in each case consistent with CEO position.

4.2 No Conflicting Duties. During the Term, Executive shall not serve as an officer, director or executive of any other business enterprise of any kind or nature unless the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board), approves such other service in writing. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and agrees that during the Term he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person, which are inconsistent with the provisions of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed as preventing Executive from (a) investing Executive’s assets in any company or other entity, in a manner as shall not (i) impair Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement, or (ii) require any material activities on Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or (b) engaging in religious, charitable or other community or non-profit activities that do not impair Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement.

4.3 Location. During the Term, Executive shall work at Employer’s offices in Miami, Florida.

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5. Compensation.

5.1 Salary. As compensation for all services to be rendered by Executive under this Agreement, Employer shall pay to Executive for calendar year 2020 an annual salary of Five Hundred Thousand Dollars ($500,000) (the “Salary”), which shall be paid during the Term on a regular basis in accordance with Employer’s generally applicable payroll procedures and policies, as established from time to time (currently, semi-monthly), and subject to applicable payroll deductions. The Salary will be increased annually by Employer on each January 1 occurring during the Term, to 103% of the Salary paid to Executive in the prior calendar year. The term “Salary” as used in this Agreement will refer to the Salary as it may be so increased.

5.2 Participation in Benefit Plans and Equity Incentive Plans.

(a) Executive shall be entitled to participate in all benefit plans (medical (PPO), dental, vision, life, disability insurance) or programs generally available to executive officers of Employer, to the extent that Executive’s position, title, tenure, salary, age, health and other qualifications make him eligible to participate therein. Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations thereof that are generally applicable to all participants therein. Executive understands that any such benefit plans may be terminated or amended from time to time by Employer in its discretion; provided, however, that Executive’s medical PPO plan, to the extent terminated, will be replaced with substantially similar plan. In the event that sickness or disability payments under any insurance programs of Employer or otherwise shall become payable to Executive in respect of any period of Executive’s employment under this Agreement, the salary installment payable to Executive hereunder on the next succeeding salary installment payment date shall be an amount computed by subtracting (a) the amount of such sickness or disability payments that shall have become payable during the period between such date and the immediately preceding salary installment date from (b) the salary installment otherwise payable to Executive hereunder on such date.

(b) Executive shall be entitled to participate (in addition to the incentive compensation pursuant to Section 5.3 below) in all equity incentive plans generally available to executive officers of Employer, subject to the Manager of Employer, or the board of directors of Employer or the compensation committee of the board of directors of Employer determining any awards and performance metrics for such awards under any such plans.

5.3 Additional Incentive Compensation. Employer shall provide the following additional incentive compensation to Executive on the following terms and conditions:

(a) Subject to and contingent upon both (i) an occurrence, pursuant to the applicable loan documents, of the triggering event for repayment by Employer to Motorsport Group, LLC, Motorsport Network, LLC and/or their affiliates in Employer and/or its subsidiaries the actual aggregate amount of investment by such parties in Employer and/or its subsidiaries, whether in the form of equity, debt or services through the date of consummation and closing of such Liquidity Event (as defined below) and (ii) a Liquidity Event resulting in Employer’s valuation (based on the valuation of Employer, if non-IPO (as defined below) on the cash-free, debt-free basis established by the Liquidity Event or, if IPO, on the IPO price multiplied by the shares of Class A common stock issued and outstanding at consummation of the IPO) of at least One Hundred Million ($100,000,000) has occurred and closed, Employer shall issue as promptly as practicable to Executive (A) such number of shares of Class A common stock of Employer (after Employer’s conversion into a Delaware corporation and authorization of such Class A common stock) that would constitute, as of the closing of the initial Liquidity Event, one percent (1%) of the total shares of Employer’s Class A common stock issued and outstanding (on a fully diluted basis) immediately upon the consummation of the initial Liquidity Event (the “Initial Shares Award”) and (B) a stock option award (exercisable for 10 years from the date of the grant) for such number of shares of Class A common stock of Employer that would constitute, as of the consummation of the initial Liquidity Event, two percent (2%) of the total shares of Employer’s Class A common stock issued and outstanding (on a fully diluted basis) immediately upon the consummation of the initial Liquidity Event (together with the Initial Shares Award, the “Initial Award”); provided, however, that Executive shall have an option, in Executive’s discretion, to replace all or a portion of the Initial Shares Award with the cash payment of up to One Million Dollars ($1,000,000). By way of example only: if Executive opts to replace one-half of the Initial Shares Award with cash payment, the cash amount would be $500,000; if Executive opts to replace the entire Initial Shares Award with cash payment, the cash amount would be $1,000,000. The Company shall gross up the amount of such cash payment by increasing the gross amount of such cash payment to Mr. Kozko to account for the taxes withheld from or attributable to such payment.

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(b) Subject to satisfaction of the conditions set forth in Section 5.3(a) above, the amount of the stock options (exercisable for 10 years from the date of the grant) for the shares of Class A common stock of Employer to be issued to Executive shall be increased from time to time in the percentage increments set forth in the chart below if either, (1) in the event of a Liquidity Event that is an initial public offering that results in listing of Employer’s Class A common stock on a major stock exchange such as Nasdaq of NYSE (“IPO”) and at all times after the IPO so long as Employer’s Class A common stock is traded on a major stock exchange such as Nasdaq of NYSE, Employer’s market cap targets set forth in the chart below are achieved from time to time by Employer (such targets shall be deemed achieved if any 60 consecutive calendar days average closing trading price of the Class A common stock of Employer corresponds to the market cap targets set forth in the chart below), or (2) in the event of a Liquidity Event that is not an IPO and so long as Employer’s Class A common stock is not traded on a major stock exchange such as Nasdaq of NYSE, Employer’s valuation (based on the valuation of Employer on the cash-free, debt-free basis used for the Liquidity Event) targets set forth in the chart below are achieved by Employer. For the avoidance of doubt, the percentage increments set forth in the chart below shall be the percentage of the total shares of Employer’s Class A common stock issued and outstanding (on a fully diluted basis) on the date of the applicable issuance.

Employer’s Market Cap Target or Employer’s Valuation Target (as applicable)	Percentage of increase in the number of stock options for the shares of Class A common stock to be issued to Executive
$150,000,000	0.200%
$200,000,000	0.200%
$250,000,000	0.200%
$300,000,000	0.200%
$350,000,000	0.200%
$400,000,000	0.200%
$450,000,000	0.200%
$500,000,000	0.200%
$550,000,000	0.200%
$600,000,000	0.200%
$650,000,000	0.200%
$700,000,000	0.200%
$750,000,000	0.200%
$800,000,000	0.200%
$850,000,000	0.200%
$900,000,000	0.200%
$950,000,000	0.200%
$1,000,000,000	1.500%

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(c) Other than the Initial Award that shall vest immediately upon issuance, all other stock options issuable to Executive pursuant to this Section 5.3 shall be subject to vesting in three (3) equal installments during the 3-year period after the day of issuance of the applicable stock options (i.e., 1/3rd vesting on the date that is 12 months after the issuance of the applicable stock options, 1/3rd vesting on the date that is 24 months after the issuance of the applicable stock options and 1/3rd vesting on the date that is 36 months after the issuance of the applicable stock options) but only so long as Executive continues to be employed by Employer as of each such vesting date; provided, however, that

(x) in the event Executive’s employment with Employer is terminated at any time during the Term by Executive for Good Reason (as defined below) or by Employer for any reason (including in the event of the death of Executive or upon Executive becoming Disabled (as defined below)) other than Cause (as defined below) or in the event of a Change in Control (as defined below) during Executive’s employment with Employer, then (1) all earned pursuant to Sections 5.3(a) and 5.3(b)) but not yet vested stock options (as applicable) issued under this Section 5.3 shall be vested upon such termination or the effective date of such Change in Control (as applicable) and (2) the vested shares and/or stock options (as applicable) issued under this Section 5.3 shall not be forfeited by Executive; and

(y) in the event Executive’s employment with Employer is terminated at any time during the Term either (1) by Executive for any reason (other than Good Reason) or (2) by Employer for Cause, all unvested at the time of such termination stock options issued under this Section 5.3 shall be forfeited by Executive.

(d) Executive understands and acknowledges that, the issuance of the Company securities pursuant to this Section 5.3 shall be unregistered in reliance on the applicable exemption under the U.S. securities laws, and any dispositions of such securities (including, without limitation, the shares of Class A common stock issued as the Initial Shares Award and the shares of Class A common stock underlying the stock options pursuant to this Section 5.3) shall be subject to Rule 144 under the Securities Act of 1933, as amended. In connection with each unregistered issuance of such securities and as a condition precedent to such issuance, Executive shall deliver to Employer not later than the date of each such issuance a filled out and signed by Executive accredited investors questionnaire and standard subscription agreement containing investor’s representations and warranties acceptable to Employer and its counsel.

“Change in Control” means the sale of all or substantially all the assets of Employer to a party that is unrelated to Employer, any merger, consolidation or acquisition of Employer with, by or into another entity or person or any change in the ownership of more than fifty percent (50%) of both the economic and voting equity interests in Employer, in each case (whether it is a sale of assets, merger, consolidation, acquisition or change in ownership, or other) resulting in the current controlling person(s) of Employer cease having controlling voting capital in Employer in one or more related transactions.

“Liquidity Event” means a disposition of Employer in any one transaction or series or combination of transactions whereby equity interests of Employer (together with its subsidiaries) are acquired for consideration (cash or non-cash), including, without limitation, a sale or exchange of capital stock, a merger or consolidation, a recapitalization, a tender or exchange offer, a leveraged buy-out, in each case to an unaffiliated purchaser or Employer or its parent causing a sale by Employer and its subsidiaries of substantially all of Employer and its subsidiaries consolidated assets to an unaffiliated purchaser, an initial public offering of Employer equity securities, or any monetization event of Employer (together with its subsidiaries), but only so long as in each such transaction, sale, reorganization, merger, recapitalization, tender or exchange offer, buy-out, monetization event or IPO, Motorsport Group, LLC, Motorsport Network, LLC and/or their affiliates receive return in full of the aggregate amount of investment by such entities and/or persons in Employer and/or its subsidiaries whether in the form of equity, debt or services through the date of consummation and closing of the Liquidity Event. For the avoidance of doubt, any financing or contribution (whether of money, equity, any assets or otherwise) by Motorsport Group, LLC, Motorsport Network, LLC and/or their affiliates and/or member(s) to Employer and/or any of its subsidiaries or affiliates shall not be deemed a Liquidity Event.

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5.4 Vacation and Sick Days. Subject to the last sentence of this Section 5.4, Executive shall be entitled to accrued vacation and sick days in accordance with Employer’s procedures and policies applicable to senior executives, as established from time to time (currently, 21 vacation days annually plus standard observed holidays and 7 sick days annually). The cash value (pro-rated, based on Executive’s base Salary) of Executive’s accrued vacation and sick days that are not used by Executive in any calendar year shall be payable to Executive promptly after the end of the calendar year in which such unused vacation and sick days accrued.

5.5 Expenses. Employer will pay or reimburse Executive for all personal documented, reasonable and necessary (in line with Employer’s policies) out-of-pocket expenses related to business travel and meetings incurred by Executive during the Term in the performance of Executive’s duties hereunder.

5.6 Perquisites. During the Employment Period, (a) Executive will travel Business Class on flights that are business related and (b) Executive shall be reimbursed for executive training subject to the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board) prior written approval of the cost of such training.

6. Termination.

6.1 Termination by Employer for “Cause.” Any of the following acts or omissions shall constitute grounds for Employer to terminate Executive’s employment pursuant to this Agreement for “Cause”:

(a) The refusal or failure, for more than five (5) days from the date of notice by Employer to Executive, by Executive to perform any duties required of him by this Agreement or lawful instructions of the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board) (other than due to Disability (as defined below));

(b) The commission by Executive of any fraud, misappropriation or misconduct that causes demonstrable material injury to Employer or any of its subsidiaries;

(c) Conduct on the part of Executive which constitutes the breach of any statutory or common law duty of loyalty to Employer;

(d) Any material breach by Executive of any provisions of Sections 7, 8 or 9 of this Agreement;

(e) Any illegal act by Executive that affects the business of Employer; conviction of, or a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude, dishonesty, fraud, deceit, theft, unethical business conduct or conduct that impairs the reputation of Employer or any of its subsidiaries or affiliates, or a felony (or the equivalent thereof in a jurisdiction other than the United States);

(f) Executive’s failure to comply in any material respect with this Agreement or any other written agreement between Executive, on the one hand, and Employer or any of its subsidiaries, on the other, if such failure causes demonstrable material injury to Employer or any of its subsidiaries; or

(f) Gross negligence, malfeasance, dishonesty or willful misconduct in connection with Executive’s duties hereunder (either by an act of commission or omission).

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Termination by Employer for Cause shall be accomplished by written notice to Executive of the decision to terminate Executive’s employment for Cause specifying the particular act(s) or failure(s) to act serving as the basis for such decision. Any such termination shall be without prejudice to any other remedy to which Employer may be entitled either at law, in equity or under this Agreement. Notwithstanding anything contained herein to the contrary, Executive’s employment may not be terminated for Cause pursuant to clause (a), (b) or (f) above unless Executive and his counsel had an opportunity to be heard on at least 10 days’ prior written notice from Executive to the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board) and (B) if such act or failure to act is capable of being cured, Executive fails to cure any such act or failure to act to the reasonable satisfaction of the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board) within 10 days after such notice.

Upon the occurrence of an event that would constitute a Cause for Employer to terminate Executive’s employment pursuant to this Section 6.1, Employer may, at its discretion, elect to continue Executive’s employment and reserve any and all rights and remedies with respect to such event to which Employer may be entitled either at law, in equity or under this Agreement.

6.2 Termination for Death or Disability. Executive’s employment pursuant to this Agreement shall be immediately terminated by Employer (i) upon the death of Executive or (ii) upon Executive becoming Disabled. For purposes of this Agreement, the term “Disabled” means an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of sixty (60) or more consecutive days or one hundred and eighty (180) or more days (whether or not consecutive) out of any three hundred and sixty (360) days period, as reasonably determined by the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board).

6.3 Termination Without Cause or by Executive for Good Reason.

(a) Employer may terminate this Agreement, and the employment of Executive under this Agreement, without Cause at any time upon written notice to Executive.

(b) Upon 30 days’ prior written notice to Employer, Executive may terminate his employment with Employer for Good Reason. “Good Reason” means the occurrence of any of the following events:

(i) the failure of Employer to appoint Executive to, or to permit him to remain in, the positions set forth in Section 2, if that failure is not cured within 10 business days after written notice from Executive to the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board);

(ii) the assignment by Employer to Executive of duties materially inconsistent with his status as the chief executive officer of a similarly-situated company or any material diminution in Executive’s duties and/or responsibilities, reporting obligations, titles or authority, as set forth in Section 2, if that inconsistency or diminution is not cured within 10 business days after written notice from Executive to the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board);

(iii) a reduction by Employer of Executive’s Salary if such reduction is not cured within 10 business days after written notice from Executive to the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board);

(iv) Employer’s failure to provide employee benefits required to be provided to Executive under Section 5.2 hereof and continuation of that failure for 10 business days after written notice from Executive to the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board); or

(v) any material breach of this Agreement by Employer if not cured within 10 business days after written notice from Executive to the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board).

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Notwithstanding the foregoing, Good Reason will not be deemed to exist unless Executive gives the Manager of Employer (prior to the establishment of the Board) or the Board (after the establishment of the Board) notice within 30 days (or such shorter period specified above) after the occurrence of the event which Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which Executive believes constitutes the basis for Good Reason.

6.4 Payments Upon Termination.

(a) If during the Term of this Agreement, Employer terminates Executive without Cause pursuant to Section 6.3(a) or Executive terminates his employment with Employer for Good Reason pursuant to Section 6.3(b), then Executive shall be entitled to (i) continuation of payment of unpaid Salary from the effective date of such termination to the earlier of (1) expiration of twelve (12) months after the date of such termination and (2) to the end of the Term (the “Severance”), payable, subject to the provisions set forth in the next sentence of this Section 6.4(a), on a regular basis in accordance with Employer’s normal payroll procedures and policies, and subject to applicable payroll deductions, (ii) any payments for reimbursement expenses, which are due, accrued or payable at the effective date of Executive’s termination and (iii) all (if any) unvested stock awards or stock option awards by Employer to Executive pursuant to Employer’s equity incentive plan shall be deemed vested on the effective date of such termination (for the avoidance of doubt, this Section 6.4 does not affect or modify the vesting schedule of the shares and stock options issued to Executive pursuant to Section 5.3 above, and the vesting of the shares and stock options issued to Executive pursuant to Section 5.3 above shall continue to be at all times be governed by the terms set forth in Section 5.3(c) above). Executive’s right to receive, and the Company’s obligation to pay and provide, any of the payments of Severance (other than payment of unpaid Salary (if any) earned and accrued prior to the effective date of such termination) shall be subject to (1) Executive’s compliance with, and observance of, all of Executive’s obligations under this Agreement that continue beyond such termination, and (2) Executive’s execution, delivery and non-revocation of, and performance under, a release in favor of Employer and its affiliates in the form of Exhibit A attached hereto (as such form may be modified so as to comply with all applicable laws as then in effect) (the “Release”) within forty-five (45) days of the termination of Executive’s employment. For the avoidance of doubt, in the event of a Change in Control (as defined below) during Executive’s employment with Employer, all (if any) unvested stock awards or stock option awards by Employer to Executive pursuant to Employer’s equity incentive plan shall be deemed vested on the effective date of such Change in Control.

(b) If Employer terminates Executive for Cause pursuant to Section 6.1, or if Executive resigns or otherwise terminates his employment with Employer for any reason, other than Good Reason, then Executive shall be entitled to the following compensation: (i) the portion of the Salary which has accrued through the effective date of termination, and (ii) any payments for reimbursement expenses, which are due, accrued or payable at the effective date of Executive’s termination. All payments required to be made by Employer to Executive pursuant to this Section 6.4(b) shall be paid when such payments are due and payable.

(c) If Employer terminates Executive pursuant to Section 6.2, then Executive shall be entitled to the following compensation: (i) the portion of the Salary which has accrued through the effective date of termination, and (ii) any payments for reimbursement expenses, which are due, accrued or payable at the effective date of Executive’s termination. All payments required to be made by Employer to Executive pursuant to this Section 6.4(c) shall be paid when such payments are due and payable.

(d) In all events, subsequent to the termination of Executive’s employment (other than a termination because of Executive’s death), Executive shall be entitled to continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. §1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits paid exclusively by Executive.

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(e) The amounts payable under this Section 6.4 are intended to be, and are, exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, including under common, tort or contract law, under policies of Employer and its affiliates in effect from time to time, under this Agreement or otherwise, as a result of Executive’s termination of employment hereunder. Employer shall not be obligated to (i) commence such payments (other than payment of (1) unpaid Salary (if any) earned and accrued prior to the effective date of such termination and reimbursement (subject to the terms and conditions of Section 5.5 above) of Executive’s business expenses incurred by Executive prior to the effective date of such termination) until such time as Executive has provided an irrevocable general release in favor of Employer and its subsidiaries and affiliates, and their respective shareholders, partners, members, managers, directors, officers, Executives, agents and representatives in form and substance reasonably acceptable to Employer, or (ii) continue such payments at any time following a breach of the provisions of Section 7 through 9 of this Agreement.

6.5 Board Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer of Employer and its affiliates and from any other board or managers, board of directors, and any and all other managing body of Employer or other affiliates and their respective committees if and to the extent he is serving in any such capacity.

7. Confidential Information. Executive will hold at all times, including following the termination of Executive’s employment under this Agreement, in strict confidence and not disclose or use any Confidential Information (as defined below). “Confidential Information” shall mean information about Employer and its affiliates, clients and customers and others with which any of Employer and/or its affiliates has business relationships and other information, documents or materials disclosed to Executive or known by Executive as a consequence of or through his employment by Employer that is not disclosed publicly by Employer, including for financial reporting purposes or otherwise in the public domain and that was or will be learned by Executive in the course of providing services to Employer or its affiliates, including (without limitation) all information and materials relating to (i) the financial condition, operations, business and interests of Employer or its affiliates, (ii) the systems, technology, data, formulae, know-how, records, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Employer, (iii) the nature, terms and history of Employer’s or its affiliates’ relationships with their respective clients, customers, suppliers, underwriters, lenders, vendors, consultants, independent contractors, attorneys, accountants and employees, (iv) Employer’s or its affiliates’ employees, officers and/or managers, and (v) all papers, resumes, and records (including computer records) of the documents containing such information. Upon termination of employment, Executive shall deliver to Employer all documents, records, notebooks, work papers, electronic media and any other repositories of any source, including, without limitation, paper, electronic, etc., containing any information concerning Employer and/or its affiliates, whether prepared by Executive, Employer or anyone else. Notwithstanding the immediately preceding sentence, upon termination of employment, Executive may destroy (and certify such destruction in writing to Employer) any duplicates of the materials or documents referred to in the immediately preceding sentence, provided that, for the avoidance of doubt, Executive shall and not destroy but rather return to Employer all Employer’s property (including, without limitation, all property, equipment, computers, laptops, smartphones, documents, media and materials that are in Executive’s possession or control relating to Employer, its affiliates and their respective business). The foregoing restrictions shall not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public, (ii) information which is obtained from a source other than Employer or its affiliates and other than by breach of an obligation of confidentiality owed to Employer or (iii) the disclosure of information required pursuant to a subpoena or other legal process; provided that Executive shall notify Employer, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and Executive shall make reasonable best efforts to allow Employer to have a reasonable opportunity to quash such subpoena or other legal process prior to any disclosure by Executive.

8. Proprietary Rights. Executive acknowledges and agrees that all work performed by Executive and all materials and products developed or prepared for either Employer or its affiliates or their respective customers, clients, agents or affiliates by Executive before and after the Effective Date are the property of Employer, and all title and interest therein shall vest in Employer and shall be deemed to be a work made for hire in the course of the services rendered hereunder. Executive shall also execute any Executive proprietary rights or invention assignment agreement reasonably requested by Employer.

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9. Non-Solicitation. Executive agrees that during his employment with Employer and for two (2) years thereafter, he will not, directly or indirectly induce or solicit, or aid or assist any person or entity to induce or solicit, any members, managers, officers, employees or affiliates of Employer and/or its affiliates, or any customers or clients of Employer and/or its affiliates to terminate, curtail or otherwise limit its, his or her employment by or business relationship with Employer and/or its affiliates. The parties hereto agree that the provisions of this Section 9 are reasonable. If a court determines, however, that any provision of this Section 9 is unreasonable, either in period of time, geographical area or otherwise, then the parties hereto agree that the provisions of this Section 9 should be interpreted and enforced to the maximum extent which such court deems reasonable.

10. Assignment. This Agreement shall not be assignable, in whole or in part, by Executive. This Agreement shall be assignable by Employer to Employer’s successors and/or, in the event of any Liquidity Event, to Employer’s assigns.

11. Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

12. Employer’s Interest; Consideration to Executive; Injunctive Relief; Notification.

12.1 Employer’s Interest. Executive acknowledges that Employer has expended and will expend substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization and that Employer has a legitimate business interest and right in protecting those assets as well as any similar assets that Employer may develop or obtain. Executive acknowledges that Employer is entitled to protect and preserve the going concern value of Employer and its business and trade secrets to the extent permitted by law. Executive acknowledges and agrees that the restrictions imposed upon Executive under this Agreement are reasonable and necessary for the protection of Employer’s goodwill, confidential information, trade secrets and customer relationships and that the restrictions set forth in this Agreement will not prevent Executive from earning a livelihood without violating any provision of this Agreement.

12.2 Consideration to Executive. In consideration of Employer’s entering into this Agreement and Employer’s obligations hereunder and other good and valuable consideration, the receipt of which is hereby acknowledged, and acknowledging hereby that Employer would not have entered into this Agreement without the covenants contained in Section 7 through 9 of this Agreement, Executive hereby agrees to be bound by the provisions and covenants contained in Section 7 through 9 of this Agreement.

12.3 Injunctive Relief. Executive agrees that it would be difficult to compensate Employer fully for damages for any violation of the provisions of Section 7 through 9 of this Agreement. Accordingly, Executive specifically agrees that Employer shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of Employer to claim and recover damages in addition to injunctive relief.

12.4 Notification of Subsequent Employer. Prior to accepting employment with any other person or entity during any period during which Executive remains subject to any of the covenants set forth in Section 7 through 9 of this Agreement, Executive shall provide such prospective employer with written notice of the provisions set forth in Section 7 through 9 of this Agreement, with a copy of such notice delivered simultaneously to Employer.

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13. Miscellaneous.

13.1 Governing Law; Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflicts of law principles. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortuous conduct or otherwise) shall be brought exclusively in the federal or state courts located in Miami-Dade County, Florida and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. The prevailing party in any dispute or legal action arising under this Agreement shall be entitled to recover its reasonable expenses, attorneys’ fees and costs from the non-prevailing party.

13.2 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.2.

13.3 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereto and supersede all prior agreements and understanding with respect to such subject matter and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

13.4 Withholding Taxes. Employer may withhold from any salary and benefits payable under this Agreement all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

13.5 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

13.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13.7 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.8 Survival. The rights and obligations of Employer and Executive under the provisions of this Agreement shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with Employer, to the extent necessary to preserve the intended benefits of such provisions.

13.9 Executive Representation. Executive hereby represents to Employer that the execution and delivery of this Agreement by Executive and Employer and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement, non-competition agreement, confidentiality agreement, non-disclosure agreement, non-circumvention agreement, consulting agreement, services agreement, or other agreement or policy to which Executive is a party or otherwise bound.

13.10 Set Off. Employer’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to Employer or its affiliates.

13.12 No Construction Against Draftsmen. The parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

13.13 Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

[SIGNATURES ARE ON NEXT PAGE.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

“Employer”:

MOTORSPORT gaming us llc

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Manager

“Executive”:

/s/ Dmitry Kozko
Print Name: DMITRY KOZKO

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EXHIBIT A

FORM OF

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), dated _____________ is by and between MOTORSPORT GAMING US llc, a Florida limited liability company (the “Company”), and DMITRY KOZKO (“you”). For all purposes in this Agreement, the Company shall also include its affiliates, subsidiaries, parents, and their respective present and former shareholders, officers, directors, members, employees, representatives and agents.

1. Termination of Employment. You acknowledge that you were an employee of the Company pursuant to that certain Employment Agreement between the Company and you, effective as of January 1, 2020 (the “Employment Agreement”), that your employment with the Company has been terminated without Cause (as such term is defined in the Employment Agreement) effective _______________ (the “Termination Date”).

2. Severance.

(a) In consideration of your acceptance of this Agreement, and in full satisfaction of all owed salary and benefits through the last date of your employment, after you sign this Agreement and all other conditions of payment have been met, the Company shall provide you with the Severance, as such term is defined in, and subject to the terms set forth in the Employment Agreement, payable as set forth in Section 6.4(a) of the Employment Agreement, but in any event not earlier than (i) you sign and deliver this Agreement to the Company and (ii) the expiration of the seven (7) day revocation period set forth paragraph 12 below. You acknowledge and agree that the Severance constitutes good and sufficient consideration for this Agreement. You acknowledge and agree that the Severance constitutes good and sufficient consideration for this Agreement.

(b) The Company will issue a W-2 form at the appropriate time for payment. You will receive a separate written notice, known as COBRA notice, regarding your ability to continue at your expense your health and dental coverage under the Company’s group plans.

(c) You represent that you will not make any claim for any additional wages (including overtime), paid time off, bonuses, and other benefits and compensation to which you were or may have been entitled by virtue of your employment with the Company or termination thereof except for those expressly described in this Agreement. You will not receive the payments described in this paragraph 2 if you (i) do not sign this Agreement, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.

3. General Release. In exchange for the consideration set forth in paragraph 2 above, you agree unconditionally to waive, release, forever discharge, covenant not to sue with respect to, and to hold each of the Company, and its affiliates, subsidiaries, parents, present and former shareholders, partners, members, managers, officers, directors, employees, representatives and agents (each, a “Released Party” and, collectively, the “Released Parties”) harmless against, the assertion of each and every action, claim, right, or demand of any kind or nature, known or unknown, in law or equity, contract or tort and however originating or existing which you have or may have against any of the Released Parties up until the date of this execution of this Agreement with respect to your employment or the termination of your employment. This includes, without limitation, any and all claims, rights, actions, liabilities or demands of whatsoever nature which might be raised pursuant to any constitution, law, regulation, ordinance, statute, or common law theory or other authority, whether in tort, contract, equity or otherwise, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, Fair Labor Standards Act, the Florida Civil Rights Act, the Florida Whistle-Blower’s Act, Fla. Stat. Section 440.205, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, Executive Order 11246; the Occupational Safety and Health Act, the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the United States Constitution, the Florida Constitution, any state or federal anti-discrimination, consumer protection and/or trade practices act, and any local laws, including any local ordinances, together with any expenses, costs and attorney’s fees which might be raised pursuant to the above stated laws. You expressly intend this release to reach to the maximum extent provided by law.

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4. Legal Proceedings. You warrant that you have not filed any legal proceeding, whether in court or with an administrative agency, and you have not made any assignment to anyone of any claims against any of the Released Parties. This Agreement is intended to be a full and complete release of all claims against each Released Party. If you nevertheless initiate a lawsuit against any of the Released Parties in violation of this Agreement and receive monies therefrom, the Company shall be entitled to a set off in the amounts you have received or are entitled to receive under this Agreement.

5. Prospective Employers. The parties agree that any prospective employers who contact the Company for a reference will be advised of your dates of employment, your job title and your Salary. You agree that you will advise prospective employers to contact hr@motorsport.com for any reference.

6. Non-Admission. The parties further acknowledge that nothing in this Agreement constitutes an admission by the parties of any improper or unlawful act(s) or of any (a) violation of any statute, regulation, or other provision of statutory, regulatory, or common law, (b) breach of contract, or (c) commission of any tort. The parties forever waive all rights to assert that this Agreement was the result of a mistake in law or in facts.

7. Non-Disparagement; Confidentiality.

(a) From the time of your execution of this Agreement, (i) you agree to refrain from making any negative or disparaging comments about any of the Released Parties to anyone and (ii) the Company agrees to refrain from making any negative or disparaging comments about you to anyone.

(b) From the time of your execution of this Agreement, the Company, on the one hand, and you or anyone else acting on your behalf, on the other hand, shall not disclose, either directly or indirectly, any information whatsoever regarding any of the terms of, or the existence of this Agreement, or the fact that the Company is paying any Severance to you, or the amount of said payment. This confidentiality provision shall not apply to any disclosure of this Agreement by (i) the Company to its representatives and advisors on a need to know basis and (ii) you to your attorneys, accountant, or other bona fide tax adviser, or any bona fide financial planner you have employed, but you shall inform each of them of the confidentiality of this Agreement, and they shall be similarly bound.

8. Information. By signing this Agreement, you acknowledge and agree that you have had access in your employment with the Company to confidential and proprietary information, and further acknowledge and agree that the release or disclosure of any confidential or proprietary information will cause the Company or any other Released Party irreparable injury. By signing this Agreement, you acknowledge that you have not directly or indirectly used or disclosed, and agree that you will not at any time directly or indirectly use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of the Company or any of its affiliates and/or subsidiaries. For purposes of this Agreement, the term “confidential or proprietary information” shall include, but not be limited to, trade secrets, customer and contact lists and information pertaining to such lists, computer software designed for or by the Company or its affiliates, the Company’s or its affiliates’ proprietary applications and programs, databases, technology and know-how. However, you may disclose Confidential Information only to the extent you are required to disclose such Confidential Information by law.

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9. Return of Property. As of the Termination Date, you shall return all property, equipment, computers, laptops, smartphones, documents and materials that were in your possession or control relating to the business of, or the services provided by, the Company or its affiliates. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, the Company or its affiliates are the sole property of the Company or its affiliates. By signing this Agreement, you further agree and represent that you have returned and/or shall return by the Termination Date to the Company all of its property, including but not limited to, all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of or the duties and services you performed.

10. Remedies. You agree that any breach by you of any of the provisions of paragraphs 7 or 8 of this Agreement will cause irreparable harm to the Company or its affiliates that could not be made whole by monetary damages and that, in the event of such a breach, you will waive the defense in any action for specific performance that a remedy at law would be adequate, and the Company or its affiliates will be entitled to specifically enforce the terms and provisions of paragraphs 7 or 8 of this Agreement without the necessity of proving actual damages or posting any bond or providing prior notice, in addition to any other remedy to which the Company or its affiliates may be entitled at law or in equity.

11. Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period. By signing this Agreement, you agree and certify that (i) you have carefully read and fully understand all of the provisions of this Agreement, (ii) you understand and agree that you are and have been allowed a reasonable period of time (up to 21 days) from receipt of this Agreement to consider the terms hereof before signing it; (ii) you have been encouraged and you are advised in writing, by this Agreement, to consider the terms of this Agreement and consult with an attorney of your choice before signing this Agreement and you have done so, or chosen not to do so of your own accord; and (iii) you agree to the terms of this Agreement knowingly, voluntarily, and without intimidation, coercion, or pressure, and intend to be legally bound by this Agreement.

12. Revocation Period. You may revoke this Agreement within the seven (7) day period following its execution by you. Any revocation must be submitted, in writing, to legal@motorsport.com and must state, “I hereby revoke my acceptance of my Agreement.” If the last day of either revocation period is a Saturday, Sunday or legal holiday recognized by the State of Florida, then such revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. You acknowledge and agree that the general release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act, and that this waiver is knowing and voluntary. You further acknowledge that you have been advised in writing by this Agreement that you have a maximum of seven (7) days following the execution of this Agreement to revoke this Agreement and that this Agreement shall not become effective until the revocation period has expired.

13. Expiration of Offer. The offer contained in this Agreement shall expire at 5:00 p.m. on the twenty-second (22nd) day after you receive it, not counting the date of receipt. If the Company has not received a signed original of this Agreement from you by that time, this offer will be automatically revoked.

14. Entire Agreement; Modifications. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior negotiations regarding any wages or compensation are merged into this Agreement. This Agreement may not be modified except as may be set forth in writing and executed by the parties hereto. The parties acknowledge that there are no other promises, agreements, condition, undertakings, warranties, or representation, oral or written, express or implied, between them other than as set forth herein and in the Employment Agreement.

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15. Governing Law and Venue. This Agreement shall be construed, enforced and interpreted in accordance with the laws of the State of Florida and venue for any action to enforce or construe the Agreement shall be in Miami-Dade County, Florida. Should any action be brought regarding the enforceability of the Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs, including any fees and costs of appeal.

16. Enforceability. If one or more paragraph(s) of this Agreement shall be ruled unenforceable, the Company may elect to enforce the remainder of the Agreement. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same agreement.

17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts.

After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing this Agreement in the presence of a witness. The witness should also date and sign in the spaces provided for the witness. You should keep a copy of this Agreement for your records.

Motorsport GAMING US llc

By:
Name:
Title:

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ACKNOWLEDGMENT AND SIGNATURE

By signing below, I acknowledge and agree that I have read this Agreement carefully. I understand all of its terms. In signing this Agreement, I have not relied on any statements or explanations except as specifically set forth in this Agreement. I have had adequate time to consider whether to sign this Agreement and am voluntarily and knowingly releasing my claims against the Released Parties (as defined in paragraph 3 of this Agreement) as set forth herein. I intend this Agreement to be legally binding.

Date I received this Agreement:                              , 20 .

Accepted this ___ day of __________, 20__.

DMITRY KOZKO

Witness:

(Print Name):

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